Exhibit 10.2

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

STOCK APPRECIATION RIGHT AWARD AGREEMENT

Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), and Axel André (“Employee”) hereby agree as follows:

SECTION 1

GRANT OF STOCK APPRECIATION RIGHT

Pursuant to the Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated on May 23, 2017 and further amended effective May 19, 2021 (the “Plan”), and pursuant to action of the Committee charged with the Plan’s administration, the Company has granted to Employee, effective July 24, 2024 (the “Date of Grant”), subject to the terms, conditions and limitations stated in this Stock Appreciation Right Award Agreement (this “Agreement”), the Plan and the Company’s Executive Compensation Recoupment Policy (as discussed in Section 8(c)), a stock appreciation right (“SAR”), which is granted with respect to 9,161 shares (each, a “SAR Share”) of Common Stock. The SAR is exercisable as provided in Section 3.

SECTION 2

EXERCISE PRICE PER SAR SHARE

The “Exercise Price” per SAR Share shall be $218.54 which is the Fair Market Value of one share of Common Stock as of the Date of Grant.

SECTION 3

EXERCISE OF SAR

(a) Right to Exercise. This SAR is exercisable at any time prior to the Expiration Date, but only to the extent vested on the date of such exercise.

(b) Terms of Exercise. Upon exercise of any vested portion of the SAR in accordance with this Section 3, Employee or the individual, trust or entity authorized to exercise such SAR as provided herein (collectively, the “Exercisor”) shall be entitled to receive the excess of (i) the Fair Market Value of the specified number of SAR Shares as of the date of exercise (which shall be determined by multiplying the number of SAR Shares being exercised by the Fair Market Value of one share of Common Stock on the date of exercise) over (ii) an amount equal to the Exercise Price Per Share multiplied by the number of SAR Shares being exercised. Such excess, if any, shall be paid either (x) in whole shares of Common Stock, the number of which shall be determined using the Fair Market Value of one share of Common Stock as of the date of exercise, disregarding any fractional shares, or (y) in cash, with such method of payment to be determined by the Committee from time to time.

(c) Method of Exercise. The SAR may be exercised in whole or in part by the Exercisor at any time or from time to time in accordance with procedures established by the Committee. As promptly as practicable after such exercise of the SAR, the Company shall issue the number of shares of Common Stock or pay the amount of cash, as applicable, determined pursuant to Section 3(b) above to the Exercisor. Each exercised SAR will be cancelled.

(d) Automatic Exercise. Notwithstanding the foregoing, if the Fair Market Value of an SAR Share on the Expiration Date or, if applicable, the earlier termination date of the Option in accordance with Section 4(b)(2) (each, a “Covered Termination Event”) exceeds the Exercise Price, then to the extent the SARs have not theretofore been exercised, expired or otherwise terminated, the Company shall cause the SARs to be automatically exercised immediately prior to its termination on the Expiration Date or, if applicable, following the earlier Covered Termination Event, and to provide for the full Purchase Price and related withholding taxes thereon (as described in Section 8(g)) to be satisfied through a cash payment, except as prohibited by applicable law, through the sale of Common Shares that would otherwise be delivered to the Employee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy the Exercise Price and the withholding taxes thereon; provided, however, if the forgoing method for the payment of the Exercise Price and the withholding taxes thereon is prohibited by applicable law, then the payment of the Exercise Price and related withholding taxes shall be satisfied by withholding Common Shares that would otherwise be delivered to the Employee having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy the Exercise Price and the withholding taxes thereon. This Section is intended to constitute a written plan pursuant to Rule 10b5-1(c) under the Securities Exchange Act of 1934.

SECTION 4

CONDITIONS AND LIMITATIONS ON RIGHT TO EXERCISE SAR

(a) Vesting. Subject to paragraph (b) of this Section and subject to Sections 6 and 7, this SAR shall vest in three (3) annual installments, with 6/30th vesting on December 31, 2024, 12/30th vesting on December 31, 2025, and 12/30th vesting on December 31, 2026. The SAR must be exercised, if at all, no later than ten (10) years from the Date of Grant (the “Expiration Date”). The SAR may be exercised in full or in part pursuant to this vesting schedule at any time prior to the Expiration Date. Upon a partial exercise of this SAR, the number of SAR Shares available for future exercise shall be reduced by the portion of the SAR so exercised.

(b) Exercise if No Longer an Employee.

(1) Termination. Except as provided in paragraphs (2) or (3) below, the SAR may be exercised only by Employee while serving as an officer or employee of the Company or any of its Affiliates or within 30 days following termination of employment.

Notwithstanding the foregoing, Employee may exercise the SAR following termination only to the extent the SAR was vested and had not been exercised prior to termination, and in no event may the SAR be exercised after the Expiration Date.

An approved leave of absence shall not constitute a termination for purposes of this Section so long as Employee’s right to re-employment is guaranteed either by statute, local law, contract or pursuant to any Company policy. Where re-employment is not so guaranteed, termination shall be deemed to occur on the first day after the end of such approved period of leave.

(2) Disability or Death. Notwithstanding the vesting schedule set forth in Section 4(a) above, if Employee ceases to be employed by the Company or any of its Affiliates prior to the Expiration Date due to Disability or death, the SAR shall become immediately 100% vested with respect to the portion of the SAR not exercised prior to the date of Disability or death, and the SAR may be exercised at any time within five (5) years following the earlier to occur of death or Disability, but in no event later than the Expiration Date. Should this Section 4(b)(2) become operative because of Employee’s death, or should Employee die after Employee’s Disability, then the SAR may be exercised by: (i) a legatee or legatees of Employee under Employee’s last will; (ii) Employee’s personal representative(s) under Employee’s last will or, if Employee died without a will, the executor of Employee’s probate estate; or (iii) the trustee(s) of Employee’s revocable living trust or of a trust indenture of which Employee is a grantor or a beneficiary.

For purposes of this Agreement, “Disability” means disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, the physical or mental condition of Employee arising prior to the Expiration Date, which in the opinion of a qualified physician chosen by the Company prevents Employee from continuing employment with the Company and its Affiliates.

(c) Dividend Equivalents. SARs shall not include dividend equivalent payments or dividend credit rights.

SECTION 5

DELIVERY OF SHARES

The Company shall not be required to issue or deliver any shares of Common Stock, if applicable, upon the exercise of this SAR prior to (a) the admission of such shares to listing on any stock exchange on which the Company’s Common Stock may then be listed, (b) the completion of any registration and/or qualification of such shares under any state or federal laws (including without limitation the Securities Act of 1933, as amended) or rulings or regulations of any governmental regulatory body, which the Company shall determine to be necessary or advisable, or (c) if the Company so requests, the filing with the Company by the Exercisor of a representation in writing at the time of such exercise that it is such Exercisor’s present intention to acquire the shares being purchased for investment and not for resale or distribution.

SECTION 6

CHANGE OF CONTROL

Notwithstanding the vesting schedule set forth in Section 4(a), upon a Change of Control prior to Employee’s termination, Disability or death (as described in Section 4(b)), the SAR shall become immediately 100% vested with respect to the portion of the SAR not exercised prior to the Change of Control (but in no event may Employee exercise any portion of the SAR after the Expiration Date).

SECTION 7

CANCELLATION

Notwithstanding anything herein to the contrary, this Agreement shall be cancelled and the SAR granted hereby shall be forfeited, without any further action by the Committee, as a result of Employee’s Malfeasance. Upon such cancellation, all rights of Employee hereunder shall terminate, irrespective of whether the SAR is otherwise vested, and the shares of Common Stock reserved for use hereunder shall be available for future grant in accordance with the Plan. “Malfeasance” means (1) any conduct, act or omission that is contrary to Employee’s duties as an officer or employee of the Company or any of its Affiliates, or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates, or (2) employment of Employee by or association of Employee with an organization that competes with the Company or any of its Affiliates, in each case as determined by the Committee.

SECTION 8

MISCELLANEOUS

(a) Rights in Shares Prior to Issuance. Prior to issuance of shares of Common Stock in accordance with Section 3, neither Employee nor his or her legatees, personal representatives or distributees (i) shall be deemed to be a holder of any shares of Common Stock subject to this SAR or (ii) have any voting rights with respect to any such shares.

(b) Non-assignability. This SAR shall not be transferable by Employee other than by will or by the laws of descent and distribution; provided that, Employee may transfer the SAR during his or her lifetime to a revocable living trust of which Employee is grantor, or to another form of trust indenture of which Employee is a grantor or a beneficiary. This SAR may be exercised during Employee’s lifetime only by: Employee; Employee’s guardian, power of attorney, or legal representative; or the trustee of Employee’s revocable living trust or of a trust indenture of which Employee is a grantor or a beneficiary.

(c) Recoupment. The award granted pursuant to this Agreement is subject to the terms and conditions contained in the Company’s Executive Compensation Recoupment Policy (as such policy may be amended from time to time, the “Recoupment Policy”), which permits the Company to recoup all or a portion of awards made to certain employees upon the occurrence of any Recoupment Event (as defined in the Recoupment Policy), and may become subject to any clawback policy that may be adopted by the Company in the future (the Recoupment Policy, together with any such other policies, collectively, the “Policies”). If the award granted pursuant to this Agreement becomes subject to recoupment pursuant to any one or more of the Policies, the Company may utilize any method of recovery specified in any of such Policies in connection with any award recoupments required or permitted under any of such Policies.

(d) Designation of Beneficiaries. Employee may file with the Company a written designation of a beneficiary or beneficiaries to exercise, upon Employee’s death, the SAR granted hereunder, subject to all of the provisions of this Agreement. An Employee may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise the SAR, the Committee may recognize only an exercise by the personal representative of the estate of Employee, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

(e) Changes in Capital Structure. If there is any change in the Common Stock by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, as determined by the Committee, other similar or relevant event, then the number, kind and class of shares of Common Stock available for SARs and the number, kind and class of shares of Common Stock subject to outstanding SARs and the exercise price thereof, as applicable, shall be appropriately adjusted by the Committee. The issuance of shares of Common Stock for consideration and the issuance of rights with respect to Common Stock shall not be considered a change in the Company’s capital structure. No adjustment provided for in this Section shall require the issuance of any fractional shares.

(f) Right to Continued Employment. Nothing in this Agreement shall confer on Employee any right to continued employment or interfere with the right of an employer to terminate Employee’s employment at any time.

(g) Restrictive Covenants. In exchange for the consideration provided to Employee pursuant to this Agreement, which Employee acknowledges is in addition to any compensation for services performed, Employee agrees as follows:

(1) For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of twelve (12) months following the termination of Employee’s employment, Employee shall not, directly or indirectly, be employed by or provide any services for any person, business, firm, company, or other entity engaged in the same or similar lines of business as the Company or that competes with the Company in any way, without the written consent of the Company.

(2) For the duration of Employee’s employment with the Company or any of its affiliates or subsidiaries, including, but not limited to, RGA Enterprise Services Company, and for a period of twelve (12) months following the termination of Employee’s employment, Employee shall not, directly or indirectly, solicit, induce, persuade, or advise, or attempt to or encourage another person or entity to solicit, induce, persuade, or advise, any person employed by the Company or any person retained by the Company as an independent contractor or contingent worker, to terminate their employment or contract relationship with the Company, or to obtain employment or commence a contract relationship with another person or entity, without the written consent of the Company.

(3) Employee shall keep in strict confidence all confidential and/or proprietary information of the Company, its affiliates, and subsidiaries in accordance with applicable Company policies and procedures. Confidential and/or proprietary information includes, but is not limited to, any trade secrets, processes, formulas, data, know-how, inventions, improvements, techniques, training methods, business management methods, financial data, technical data and documentation, contracts, strategic planning, product/service specifications, communication systems, marketing plans, forecasts, customer and supplier lists and contacts, price and cost lists, prototypes, computer programs, databases, drawings, models, marketing data, projections, client and employee information, books, records, accounts, data processing information, or any document in any form in Employee’s possession which refers or relates to RGA’s business and affairs. Confidential and proprietary information shall not include information that was, is, or becomes generally available to the public through no fault of the employee.

(4) Nothing in this Agreement is intended to interfere with or prohibit Employee from reporting to or participating in an investigation with any federal, state or local government agency about a possible violation of law, from recovering any award offered by such agency associated with such investigation, or from making other disclosures protected by applicable whistleblower statutes.

The provisions of this Section 8(g) shall survive the termination of Employee’s employment with the Company.

(h) Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold shares of Common Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

(i) Copy of Plan. By signing this Agreement, Employee acknowledges receipt of a copy of the Plan and any offering circular related to the Plan.

(j) Choice of Law; Venue. This Agreement will be governed by the laws of the State of Missouri, without giving regard to the conflict of law provisions thereof. Any legal action arising out of this Agreement may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

(k) Execution. An authorized representative of the Company has signed this Agreement, and Employee has signed this Agreement to evidence Employee’s acceptance of the award on the terms specified in this Agreement and the Plan, all as of the Date of Grant.

SECTION 9

TERMS OF THE PLAN

This award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference. The Plan and this Agreement are administered by the Committee. Any determination under the Plan or this Agreement made by the Committee shall be at the Committee’s sole discretion. The Committee shall have the discretion to reduce or eliminate any unvested portion of the SARs outstanding hereunder. Capitalized terms used and not otherwise defined in this Agreement shall have the same meanings ascribed to them in the Plan.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 24th day of July, 2024.

“Company”
Reinsurance Group of America, Incorporated

By:	/s/ Tony Cheng
Name:	Tony Cheng
Title:	President and Chief Executive Officer

“Employee”

/s/ Axel André
Name: Axel André